EXHIBIT 21.1

SUBSIDIAIRIES OF TALEND S.A.

Entity Legal Name	Jurisdiction of Incorporation or Organization
Talend Australia Pty Ltd.	Australia
Talend Beijing Technology Co. Ltd.	China
Talend (Canada) Limited	Canada
Talend Data Integration Services Private Limited	India
Talend Germany GmbH	Germany
Talend GmbH	Switzerland
Talend, Inc.	Delaware
Talend Italy S.r.l	Italy
Talend KK	Japan
Talend Limited	Ireland
Talend Ltd	United Kingdom
Talend Netherlands B.V.	Netherlands
Talend Singapore Pte. Ltd.	Singapore
Talend Spain, S.L	Spain
Talend Sweden AB	Sweden
Talend USA, Inc.	Delaware
Stitch Inc.	Delaware